Exhibit 99.1
news release
For Immediate Release
November 7, 2012

Employers Holdings, Inc. Reports Third Quarter 2012 Earnings and Declares Fourth Quarter 2012 Dividend

Key Highlights
(Q3, 2012 compared to Q3, 2011 except where noted)

•	Overall net rate up 7.4%; California net rate up 14.6% at quarter-end

•	Net written premiums of $144.4 million; up 41%

•	Net earned premiums of $131.8 million; up 42%

•	Revenues of $151.1 million; up 34%

•	Combined ratio before LPT improved 5.9 percentage points

•	Book value of $26.52 up 5.8% since December 31, 2011

•	Investment of $70 million in operating companies

•	New partnership with Paychex Insurance Agency, Inc. announced

Reno, Nevada-November 7, 2012-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported third quarter 2012 net income of $8.2 million or $0.26 per diluted share. Net income in the third quarter of 2011 was $11.8 million or $0.31 per diluted share. As expected, during the third quarter of 2012, we recorded a $1.3 million or $0.01 per diluted share addition to underwriting and other operating expense as a result of our prospective adoption of the Financial Accounting Standards Board's change in accounting standards for deferred acquisition costs ("DAC"). This change in accounting method, which became effective in 2012, alters the definition of acquisition costs which may be capitalized and lowered our reported net income as a result of having to expense certain costs that were capitalized in prior years. Adjusted for the change in DAC accounting, non-GAAP net income was $8.4 million or $0.27 per diluted share, a decrease of $0.04 per share compared with last year's third quarter. We continue to estimate that as a result of the new DAC accounting, our underwriting and other operating expenses will increase in the fourth quarter by less than $1 million (or 6% of the total $7 million increase in underwriting and other operating expenses in 2012). The year-to-date increase in these expenses was $6.5 million at the end of the third quarter.
Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT deferred reinsurance gain (the Company's non-GAAP measure described below) was $4.5 million or $0.14 per diluted share in the third quarter of 2012 and $7.6 million or $0.20 per diluted share in the third quarter of 2011. Adjusted for the change in DAC accounting, net income before the impact of the LPT deferred reinsurance gain was $4.8 million or $0.15 per diluted share in the third quarter of 2012, which was $2.8 million or $0.05 per diluted share lower than the third quarter of 2011.
The change in DAC accounting impacts year-over-year comparisons of our results, which have not been retroactively adjusted. Reconciliations of results which illustrate the impact of the change in DAC accounting and the LPT impact for the third quarter and year-to-date are included in the tables attached to this press release
President and Chief Executive Officer Douglas D. Dirks commented on the results: “We are pleased with the momentum we are seeing in our business. Earned premium increased 42% in the quarter relative to last year's third quarter and as we grew into an improving pricing environment, our net rate increased 7.4% year over year. We achieved stronger performance demonstrated by the continued improvement in our combined ratio. Our third quarter combined ratio before the LPT improved 5.9 points relative to last year's third quarter and 5.0 points relative to the second quarter of this year. Recently, we announced our new partnership with Paychex Insurance Agency, Inc. Now, in combination with ADP, we have strategic partnerships with the largest companies in payroll outsourcing services."
Dirks continued: "Clearly, our focus on pricing is yielding a higher net rate. Additionally, it appears that the current trends in rates continue to exceed the trends in our losses. We believe that we have correctly provided for ultimate losses and appropriately priced our products. Consequently, we have not had to strengthen overall reserves for prior periods. While our loss provision rate remains in the high seventies at the end of the third quarter, if the more positive rate trends continue to exceed our loss trends, we will incrementally lower the loss provision rate throughout 2013."
Commenting on the balance sheet, Dirks continued: “Since the end of last year, our book value increased 5.8% to $26.52. We repurchased 228,564 shares of common stock in the third quarter of 2012 at a cost of $4.1 million. As expected, we contributed $70 million of capital back to the operating companies in line with our capital management strategy to strategically invest capital in the business when warranted."
Third Quarter 2012
Net premiums written increased 40.8% to $144.4 million in the third quarter of 2012 compared with $102.6 million in 2011. In-force premiums of $510.8 million at quarter-end 2012 increased 38.6% relative to the end of the third quarter in 2011.
Net premiums earned were $131.8 million, an increase of $39.2 million or 42.3% from the third quarter of 2011, primarily due to policy count growth of 34.7% year over year at September 30, 2012. There were 76,264 policies in force at the end of this year's third quarter, an increase of 19,663 policies in the last twelve months.
Net investment income was $17.5 million compared with net investment income of $19.6 million in the third quarter of 2011. The decrease in the third quarter of 2012 was primarily related to a decrease in yield. The pre-tax book yield on invested assets was 3.6% for the third quarter of 2012 compared with 4.0% in the third quarter of 2011. The tax equivalent yield on invested assets decreased to 4.7% at the end of the third quarter in 2012 compared with 5.2% at the end of the third quarter in 2011.
Realized gains on investments were $1.8 million compared with $0.6 million in the third quarter of 2011.
Losses and loss adjustment expenses ("LAE") were $98.3 million compared with $67.4 million in the third quarter of 2011 primarily as a result of increases in net premiums earned. The current accident year provision rate for losses was 77.2% in the third quarters of 2012 and 2011. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $101.9 million in the third quarter of 2012 and $71.6 million in the third quarter of 2011.
Third quarter commission expense was $14.9 million in 2012 compared with $11.0 million in 2011. Commission expense increased in the third quarter of 2012 primarily due to higher net premiums earned.
Dividends to policyholders were $0.9 million compared with $0.8 million in the third quarter of 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $29.3 million compared with $25.3 million in the third quarter of 2011, an increase of $4.0 million primarily as a result of a $1.9 million increase in compensation, a $1.3 million increase related to the DAC accounting change, and a $0.9 million change in bad debt expense. These increases were partially offset by a decrease in professional services fees of $1.1 million relative to the same period in 2011 and a $1.4 million net reduction in underwriting and other operating expenses related to a change in the estimate for guaranty fund assessments in the third quarter of 2012.
An income tax benefit of $1.2 million was recorded in the third quarter of 2012 compared with an income tax benefit of $4.4 million in the third quarter of 2011. The decreased tax benefit was primarily related to decreased tax exempt interest income as a percentage of pre-tax net income.
At the end of the third quarter of 2012, the change in net rate was a positive 7.4% year over year and 6.4% year to date, continuing the positive trend begun in the fourth quarter of 2011. The net rate change in California was an increase of 14.6% year over year and 11.2% year to date. Our change in total payroll exposure increased 29.1% year over year and 21.9% year to date.
The third quarter 2012 combined ratio was 108.7% (111.5% before the impact of the LPT deferred reinsurance gain), compared with 112.9% (117.4% before the impact of the LPT deferred reinsurance gain) for the third quarter of 2011. Year over year, the combined ratio improved 4.2 percentage points on a GAAP basis and 5.9 percentage points before the impact of the LPT. The combined ratio, adjusted for the DAC accounting change, was 107.7% (110.5% before the impact of the LPT deferred reinsurance gain), an improvement of 5.2 percentage points relative to the combined ratio for the third quarter of last year (please see the attached reconciliations excluding the impact of the DAC accounting change for the third quarter of 2012).
Year-to-Date 2012
Net premiums written increased 40.7% to $435.1 million in the first nine months of 2012 compared with $309.2 million in the same period for 2011.
Net premiums earned were $360.6 million, an increase of $97.5 million or 37.0% from the first nine months of 2011, primarily due to policy count growth of 34.7% year over year at September 30, 2012.
Net investment income was $54.2 million compared with net investment income of $60.4 million in the first nine months of 2011. The decrease was primarily related to a decrease in yield.

Realized gains on investments were $4.6 million compared with $2.0 million in the first nine months of 2011.
Losses and LAE were $267.5 million compared with $191.0 million in the first nine months of 2011 primarily as a result of increases in net premiums earned. The current accident year provision rate for losses was 77.0% in the first nine months of 2012 compared with 77.3% in the first nine months of 2011. The current accident year provision rates were impacted by medical and indemnity cost trends nationally. Before the impact of the LPT deferred reinsurance gain, losses and LAE were $279.1 million in the first nine months of 2012 and $204.0 million in the first nine months of 2011.
Commission expense was $44.5 million compared with $32.4 million in the first nine months of 2011. Commission expense increased in the first nine months of 2012 primarily due to higher net premiums earned and higher agency incentive commissions through the third quarter of this year.
Dividends to policyholders were $2.5 million compared with $2.8 million in the first nine months of 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $90.9 million compared with $77.2 million in the first nine months of 2011, an increase of $13.7 million primarily as a result of a $6.5 million increase related to the DAC accounting change, a $3.7 million increase in compensation, a $2.2 million change in bad debt expense and an increase in premium taxes and assessments of $1.3 million. These increases were partially offset by a $1.2 million decrease in professional services fees relative to the same period last year and a $1.4 million net reduction in underwriting and other operating expenses related to a change in the estimate for guaranty fund assessments in the first nine months of 2012.
An income tax benefit of $7.9 million was recorded in the first nine months of 2012 compared with an income tax benefit of $8.7 million in the first nine months of 2011. The decreased tax benefit was primarily related to decreased pre-tax net income.
The year-to-date 2012 combined ratio was 112.4% (115.6% before the impact of the LPT deferred reinsurance gain), compared with 115.3% (120.2% before the impact of the LPT deferred reinsurance gain) for the same period of 2011. In the first nine months of 2012 compared to the same period of 2011, the combined ratio improved 2.9 percentage points on a GAAP basis and 4.6 percentage points before the impact of the LPT. The combined ratio, adjusted for the DAC accounting change, was 110.6% (113.8% before the impact of the LPT deferred reinsurance gain), an improvement of 4.7 percentage points relative to the combined ratio for the same period last year (please see the attached reconciliations excluding the impact of the DAC accounting change for the first nine months of 2012).
Debt, Capital Structure
Total outstanding debt at September 30, 2012, was $122.0 million, with a debt to total capitalization ratio, including the deferred reinsurance gain - LPT Agreement, of 13.0%. As of September 30, 2012, the Company's capital structure consisted of $90.0 million principal balance on its credit facility with Wells Fargo, $32.0 million in surplus notes maturing in 2034, and $814.8 million of stockholders' equity including the deferred reinsurance gain - LPT Agreement.
Investments
Total invested assets were approximately $2 billion at September 30, 2012. The Company's investment portfolio, which is classified as available-for-sale, consisted of 94% fixed maturity securities and 6% equity securities at the end of the third quarter of 2012.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, Third Quarter “Investors” section of its web site at www.employers.com.
Common Stock Repurchases and Fourth Quarter Dividend
The Company repurchased 228,564 shares of common stock during the third quarter of 2012 at an average price of $17.77 per share for a total cost of $4.1 million. Since the inception of its current stock repurchase program in November of 2010, the Company has repurchased 9.4 million shares of common stock at an average price of $15.78 per share for a total of $148.4 million. At September 30, 2012, approximately $51.6 million remained available for share repurchases through June 30, 2013 pursuant to the Company's current stock repurchase program.
The Board of Directors declared a fourth quarter 2012 dividend of six cents per share. The dividend is payable on December 5, 2012 to stockholders of record as of November 21, 2012.
Conference Call and Web Cast; Form 10-Q
The Company will host a conference call on Thursday, November 8, 2012, at 8:00 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 27335746. International callers may dial (617) 801-6888.

EHI expects to file its Form 10-Q for the quarter ended September 30, 2012, with the Securities and Exchange Commission (“SEC”) on Thursday, November 8, 2012. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.
Net Income before impact of the deferred reinsurance gain - LPT Agreement. Net income less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Deferred reinsurance gain-LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the deferred reinsurance gain - LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the deferred reinsurance gain - LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT is total equity plus the deferred reinsurance gain-LPT Agreement.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.

Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K as well as plans with respect to loss provision rates.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs nationally and in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions (including pricing conditions), relations with and performance of employees and agents, observed market conditions (including trends in rates and losses), EHI's growth rate, capital needs at EHI's operating companies, strategic initiatives, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2012 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)
Revenues
Gross premiums written	$147,032	$104,514	$442,920	$315,571
Net premiums written	$144,353	$102,557	$435,081	$309,249
Net premiums earned	$131,766	$92,601	$360,621	$263,156
Net investment income	17,506	19,584	54,188	60,383
Realized gains on investments, net	1,838	647	4,561	1,983
Other income	30	82	225	205
Total revenues	151,140	112,914	419,595	325,727

Expenses
Losses and loss adjustment expenses	98,255	67,438	267,471	191,009
Commission expense	14,865	10,968	44,541	32,368
Dividends to policyholders	867	840	2,517	2,766
Underwriting and other operating expense	29,280	25,334	90,935	77,212
Interest expense	896	906	2,656	2,731
Total expenses	144,163	105,486	408,120	306,086

Net income before income taxes	6,977	7,428	11,475	19,641
Income tax benefit	(1,173)	(4,355)	(7,903)	(8,738)
Net income	$8,150	$11,783	$19,378	$28,379

Comprehensive income
Unrealized gains during the period (net of taxes of $8,639 and $9,118 for the three months ended September 30, 2012 and 2011, respectively, and $13,963 and $18,382 for the nine months ended September 30, 2012 and 2011, respectively)	$16,045	$16,935	$25,933	$32,957
Less: reclassification adjustment for realized gains in net income (net of taxes of $643 and $226 for the three months ended September 30, 2012 and 2011, respectively, and $1,595 and $694 for the nine months ended September 30, 2012 and 2011, respectively)	1,195	421	2,966	1,289
Other comprehensive income, net of tax	14,850	16,514	22,967	31,668

Total comprehensive income	$23,000	$28,297	$42,345	$60,047
Reconciliation of net income to net income before impact of LPT Agreement
Net income	$8,150	$11,783	$19,378	$28,379
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain - LPT Agreement	3,646	4,203	11,630	12,984
Net income before LPT Agreement	$4,504	$7,580	$7,748	$15,395

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)

Net Income	$8,150	$11,783	$19,378	$28,379

Earnings per common share
Basic	$0.26	$0.31	$0.61	$0.74
Diluted	$0.26	$0.31	$0.61	$0.74

Weighted average shares outstanding
Basic	30,891,648	37,623,935	31,689,844	38,251,561
Diluted	31,096,106	37,636,512	31,870,371	38,380,367

Reconciliation of EPS to EPS before impact of the LPT Agreement
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)
Earnings per common share
Basic	$0.26	$0.31	$0.61	$0.74
Diluted	$0.26	$0.31	$0.61	$0.74

Earnings per common share attributable to the LPT Agreement
Basic	$0.12	$0.11	$0.37	$0.34
Diluted	$0.12	$0.11	$0.36	$0.34

Earnings per common share before the LPT Agreement
Basic	$0.15	$0.20	$0.24	$0.40
Diluted	$0.14	$0.20	$0.24	$0.40

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	As of	As of
	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,737,949 at September 30, 2012 and $1,706,216 at December 31, 2011)	$1,905,590	$1,852,699
Equity securities at fair value (cost $80,897 at September 30, 2012 and $64,962 at December 31, 2011)	128,158	98,046
Total investments	2,033,748	1,950,745
Cash and cash equivalents	243,242	252,300
Restricted cash and cash equivalents	5,462	6,299
Accrued investment income	18,595	19,537
Premiums receivable (less bad debt allowance of $6,380 at September 30, 2012 and $5,546 at December 31, 2011)	225,064	160,443
Reinsurance recoverable for:
Paid losses	9,299	10,729
Unpaid losses	912,877	940,840
Funds held by or deposited with reinsureds	2,677	1,102
Deferred policy acquisition costs	40,343	37,524
Federal income taxes recoverable	—	1,993
Deferred income taxes, net	19,803	22,140
Property and equipment, net	12,832	11,360
Intangible assets, net	10,819	11,728
Goodwill	36,192	36,192
Other assets	16,933	18,812
Total assets	$3,587,886	$3,481,744

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,304,424	$2,272,363
Unearned premiums	270,843	194,933
Policyholders' dividends accrued	3,364	3,838
Total claims and policy liabilities	2,578,631	2,471,134
Commissions and premium taxes payable	38,485	28,905
Accounts payable and accrued expenses	16,834	14,994
Federal income taxes payable	61	—
Deferred reinsurance gain-LPT Agreement	341,564	353,194
Notes payable	122,000	122,000
Other liabilities	17,095	17,331
Total liabilities	$3,114,670	$3,007,558

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Continued)

	As of	As of
	September 30, 2012	December 31, 2011
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,074,236 and 53,948,442 shares issued and 30,724,086 and 32,996,809 shares outstanding at September 30, 2012 and December 31, 2011, respectively	541	540
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	322,739	318,989
Retained earnings	372,390	358,693
Accumulated other comprehensive income, net	139,686	116,719
Treasury stock, at cost (23,350,150 shares at September 30, 2012 and 20,951,633 shares at December 31, 2011)	(362,140)	(320,755)
Total stockholders’ equity	473,216	474,186
Total liabilities and stockholders’ equity	3,587,886	3,481,744

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	473,216	474,186
Deferred reinsurance gain - LPT Agreement	341,564	353,194
Total equity including deferred reinsurance gain - LPT Agreement (A)	814,780	827,380
Shares outstanding (B)	30,724,086	32,996,809
Book value per share (A * 1000) / B	26.52	25.07

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	2012	2011
	(unaudited)
Operating activities
Net income	$19,378	$28,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,193	4,861
Stock-based compensation	3,942	2,738
Amortization of premium on investments, net	5,342	5,791
Allowance for doubtful accounts	834	(1,396)
Deferred income tax expense	(10,031)	(4,756)
Realized gains on investments, net	(4,561)	(1,983)
Realized losses on retirement of assets	314	128
Change in operating assets and liabilities:
Accrued investment income	942	2,770
Premiums receivable	(65,455)	(43,331)
Reinsurance recoverable for paid and unpaid losses	29,393	32,167
Funds held by or deposited with reinsureds	(1,575)	2,086
Federal income taxes recoverable	2,054	(4,212)
Unpaid losses and loss adjustment expenses	32,061	(30,465)
Unearned premiums	75,910	44,733
Accounts payable, accrued expenses and other liabilities	1,604	9,979
Deferred reinsurance gain-LPT Agreement	(11,630)	(12,984)
Other	8,167	1,472
Net cash provided by operating activities	90,882	35,977
Investing activities
Purchase of fixed securities	(270,549)	(112,895)
Purchase of equity securities	(28,804)	(4,314)
Proceeds from sale of fixed maturities	112,704	98,400
Proceeds from sale of equity securities	14,002	4,490
Proceeds from maturities and redemptions of investments	124,198	104,990
Proceeds from sale of fixed assets	107	—
Capital expenditures and other	(5,177)	(3,591)
Restricted cash and cash equivalents provided by investing activities	837	10,757
Net cash (used in) provided by investing activities	(52,682)	97,837
Financing activities
Acquisition of treasury stock	(41,385)	(40,720)
Cash transactions related to stock-based compensation	(209)	800
Dividends paid to stockholders	(5,664)	(6,885)
Net cash used in financing activities	(47,258)	(46,805)
Net (decrease) increase in cash and cash equivalents	(9,058)	87,009
Cash and cash equivalents at the beginning of the period	252,300	119,825
Cash and cash equivalents at the end of the period	$243,242	$206,834

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares for Three Months Ended September 30

	Three Months Ended September 30,
($ thousands except per share data)	2012			2011
	Reported Results	Adjustments (1)(2)	Non-GAAP Results	Reported Results
Net income before taxes	$6,977	$1,298	$8,275	$7,428
Income tax benefit	(1,173)	1,007	(166)	(4,355)
Net income	$8,150	$291	$8,441	$11,783
Less: Amortization of the LPT(3)	3,646		3,646	4,203
Net income before LPT(3)	$4,504		$4,795	$7,580

Earnings per common diluted share	0.26	0.01	0.27	0.31
Earnings before the LPT per common diluted share(3)	0.14	0.01	0.15	0.20
Diluted shares used in per share calculations	31,096,106	31,096,106	31,096,106	37,636,512

(1)
Adjustment to exclude the deferred acquisition accounting change which added $1.3 million to underwriting and other operating expense in the three months ended September 30, 2012. The $1.3 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the three months ended September 30, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

The income tax benefit for the DAC adjustments was incorrectly stated in the Company's earnings release for Q 1, 2012 and Q 2, 2012. For Q 1, the income tax benefit was reported as $(508) thousand but was actually $508 thousand, and the total adjustment to net income was reported as $3,508 thousand but was actually $2,492 thousand. The correction of this error changed adjusted earnings per common diluted share for such period from $0.11 to $0.08. For Q 2, the income tax benefit was reported as $(159) thousand but was actually $159 thousand, and the total adjustment to net income was reported as $2,325 thousand but was actually $2,007 thousand. The correction of this error changed adjusted earnings per common diluted share for such period from $0.07 to $0.06.
Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT for Three Months Ended September 30

	Three Months Ended September 30,
($ thousands except for percentages)	2012			2011
	Reported Results	Adjustments(1)	Non-GAAP Results	Reported Results
Underwriting & other operating expenses	$29,280	$1,298	$27,982	$25,334
Underwriting & other operating expenses ratio	22.2%	1.0%	21.2%	27.4%
Total expenses	$143,267	$1,298	$141,969	$104,580
Combined ratio	108.7%	1.0%	107.7%	112.9%
Total expenses before LPT(2)	$146,913	$1,298	$145,615	$108,783
Combined ratio before LPT(2)	111.5%	1.0%	110.5%	117.4%
Net premiums earned used in the ratio calculations	$131,766	$131,766	$131,766	$92,601

(1)
Adjustment to exclude the deferred acquisition accounting change which added $1.3 million to underwriting and other operating expense in the three months ended September 30, 2012. The $1.3 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares for Nine Months Ended September 30

	Nine Months Ended September 30,
($ thousands except per share data)	2012			2011
	Reported Results	Adjustments (1)(2)	Non-GAAP Results	Reported Results
Net income before taxes	$11,475	$6,466	$17,941	$19,641
Income tax benefit	(7,903)	1,674	(6,229)	(8,738)
Net income	$19,378	$4,792	$24,170	$28,379
Less: Amortization of the LPT(3)	11,630		11,630	12,984
Net income before LPT(3)	$7,748		$12,540	$15,395

Earnings per common diluted share	0.61	0.15	0.76	0.74
Earnings before the LPT per common diluted share(3)	0.24	0.15	0.39	0.40
Diluted shares used in per share calculations	31,870,371	31,870,371	31,870,371	38,380,367

(1)
Adjustment to exclude the deferred acquisition accounting change which added $6.5 million to underwriting and other operating expense in the nine months ended September 30, 2012. The $6.5 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the nine months ended September 30, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

The income tax benefit related to the DAC adjustments was incorrectly stated in the Company's earnings release for the six months ended June 30, 2012. For the six months ended June 30, 2012, the income tax benefit was reported as $(667) thousand but was actually $667 thousand, and the total adjustment to net income was reported as $5,835 thousand but was actually $4,501 thousand. The correction of this error changed adjusted earnings per common diluted share for such period from $0.18 to $0.14.

Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT for Nine Months Ended September 30

	Nine Months Ended September 30,
($ thousands except for percentages)	2012			2011
	Reported Results	Adjustments(1)	Non-GAAP Results	Reported Results
Underwriting & other operating expenses	$90,935	$6,466	$84,469	$77,212
Underwriting & other operating expenses ratio	25.2%	1.8%	23.4%	29.3%
Total expenses	$405,464	$6,466	$398,998	$303,355
Combined ratio	112.4%	1.8%	110.6%	115.3%
Total expenses before LPT(2)	$417,094	$6,466	$410,628	$316,339
Combined ratio before LPT(2)	115.6%	1.8%	113.8%	120.2%
Net premiums earned used in the ratio calculations	$360,621	$360,621	$360,621	$263,156

(1)
Adjustment to exclude the deferred acquisition accounting change which added $6.5 million to underwriting and other operating expense in the nine months ended September 30, 2012. The $6.5 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail later in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)
Net premiums earned	$131,766	$92,601	$360,621	$263,156

Losses and loss adjustment expenses	98,255	67,438	267,471	191,009
Loss & LAE ratio	74.6%	72.8%	74.2%	72.6%

Amortization of deferred reinsurance gain – LPT	$3,646	$4,203	$11,630	$12,984
Impact of LPT	2.8%	4.5%	3.2%	4.9%
Loss & LAE before impact of LPT	$101,901	$71,641	$279,101	$203,993
Loss & LAE ratio before impact of LPT	77.3%	77.4%	77.4%	77.5%

Commission expense	$14,865	$10,968	$44,541	$32,368
Commission expense ratio	11.3%	11.8%	12.3%	12.3%

Dividends to policyholders	$867	$840	$2,517	$2,766
Policyholder dividend ratio	0.6%	0.9%	0.7%	1.1%

Underwriting & other operating expenses	$29,280	$25,334	$90,935	$77,212
Underwriting & other operating expenses ratio	22.2%	27.4%	25.2%	29.3%

Total expenses	$143,267	$104,580	$405,464	$303,355
Combined ratio	108.7%	112.9%	112.4%	115.3%

Total expense before impact of the LPT	$146,913	$108,783	$417,094	$316,339
Combined ratio before the impact of the LPT	111.5%	117.4%	115.6%	120.2%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$101,901	$71,641	$279,101	$203,993
Plus: Favorable (unfavorable) prior period reserve development	(227)	(164)	(1,281)	(631)
Accident period losses & LAE before impact of LPT	$101,674	$71,477	$277,820	$203,362

Losses & LAE ratio before impact of LPT	77.3%	77.4%	77.4%	77.5%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.1)	(0.2)	(0.4)	(0.2)
Accident period losses & LAE ratio before impact of LPT	77.2%	77.2%	77.0%	77.3%

Combined ratio before impact of the LPT	111.5%	117.4%	115.6%	120.2%
Plus: Favorable (unfavorable) prior period reserve development ratio	(0.1)	(0.2)	(0.4)	(0.2)
Accident period combined ratio before impact of LPT	111.4%	117.2%	115.2%	120.0%